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                                                                  EXHIBIT 16



                      [letterhead of BDO Seidman, LLP]



JULY 12, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on July 6, 2004, to be filed by our former client, KV Pharmaceutical Company. We agree with the statements made in response to that Item insofar as they relate to our Firm, however, we have no basis for commenting with respect to management's corrective actions noted in paragraph 3 of Form 8-K.




Very truly yours,

/s/ BDO Seidman, LLP